Exhibit 99.2

For Immediate Release

Mediacom Broadband LLC and Mediacom Broadband Corporation Announce $300 Million Debt Tender Offer

Middletown, NY - (August 14, 2012) - Mediacom Broadband LLC and Mediacom Broadband Corporation (the “Companies”), wholly-owned subsidiaries of Mediacom Communications Corporation, announced today that they have commenced a cash tender offer for up to $300 million principal amount (the “Tender Cap”) of their outstanding 8 1/2% senior notes due 2015 (the “8 1/2% Notes”). The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 14, 2012, and accompanying Letter of Transmittal. There is currently outstanding $500 million principal amount of the 8 1/2% Notes, and the tender offer represents an offer for up to 60% of the outstanding 8 1/2% Notes. The principal amount of 8 1/2% Notes purchased from any individual noteholder may be prorated as set forth in the Offer to Purchase.

The tender offer is scheduled to expire at 8:00 a.m., New York City time, on September 12, 2012, unless extended or earlier terminated (the “Expiration Time”).

The following table sets forth some of the terms of the tender offer:

CUSIP No.	Outstanding Principal Amount	Tender Cap	Tender Offer Consideration(1)	Early Tender Payment(1)	Total Consideration(1) (2)

58446VAE1	$500,000,000	$300,000,000	$1,002.50	$20.00	$1,022.50

(1)	Per $1,000 principal amount of 8 1/2% Notes that are accepted for purchase.
(2)	The Total Consideration equals the Tender Offer Consideration, plus the Early Tender Payment.

A noteholder that tenders its 8 1/2% Notes prior to the Early Tender Date of 5:00 p.m., New York City time, on August 27, 2012, will be eligible to receive the Total Consideration, which includes the Early Tender Payment, plus any accrued and unpaid interest up to, but not including, the applicable settlement date. A noteholder that chooses to tender its 8 1/2% Notes after the Early Tender Date and at or prior to the Expiration Time will only be eligible to receive the Tender Offer Consideration and not the Early Tender Payment, plus any accrued and unpaid interest up to, but not including, the applicable settlement date.

The Companies expect to accept for purchase on or promptly following the Early Tender Date (such date, the “Early Acceptance Date”) 60% of the 8 1/2% Notes tendered prior to the Early Tender Date. The 8 1/2% Notes accepted for purchase on the Early Acceptance Date will receive payment of the Total Consideration for such notes on or promptly after the Early Acceptance Date (the date of such payment, the “Early Settlement Date”), together with accrued and unpaid interest on the principal amount of all such notes up to, but not including, the Early Settlement Date.

If the tender offer is oversubscribed, the Companies intend to accept for purchase promptly following the Expiration Time (the date of such acceptance, the “Final Acceptance Date”) the total amount of 8 1/2% Notes tendered multiplied by a final proration percentage less any 8 1/2% Notes previously purchased on the Early Settlement Date, in accordance with the proration procedures described in the Offer to Purchase.

Mediacom Communications Corporation

100 Crystal Run Road — Middletown, NY 10941 — 845-695-2600 — Fax 845-695-2639

The Companies will determine to what extent to accept for purchase on the Final Acceptance Date, for the Total Consideration, the remaining 8 1/2% Notes tendered at or prior to the Early Tender Date, but not accepted on the Early Acceptance Date, based on the application of such proration procedures.

The Companies’ obligation to accept for purchase and to pay for 8 1/2% Notes is subject to the satisfaction or waiver of a number of conditions, including the receipt of financing to purchase the 8 1/2% Notes in the tender offer. The tender offer is not contingent upon the tender of any minimum principal amount of 8 1/2% Notes and the Companies reserve the right to increase the Tender Cap and to waive any one or more of the conditions at any time.

The Companies have retained Wells Fargo Securities and SunTrust Robinson Humphrey to serve as dealer managers of the tender offer, and i-Deal LLC to serve as information agent and depositary. Copies of the Offer to Purchase and related documents may be obtained from i-Deal LLC at (888) 593-9546 (toll-free) or, for banks and brokers, (212) 849-5000. Questions regarding the tender offer may be directed to Wells Fargo Securities at (866) 309-6316 (toll-free) or (704) 715-8341 (collect) and to SunTrust Robinson Humphrey at (404) 926-5051 (collect).

This announcement does not constitute an offer to purchase or a solicitation of any offer to sell with respect to the 8 1/2% Notes. The tender offer is being made solely by the Offer to Purchase and the related Letter of Transmittal.

About Mediacom Communications

Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. Mediacom Communications also offers affordable broadband communications solutions that can be tailored to any size business through Mediacom Business. For more information about Mediacom Communications, please visit www.mediacomcc.com.

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets, our inability to secure financing on acceptable terms, failure of holders to participate in the tender offer and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Group Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754